EXHIBIT 12
                              WHITMAN CORPORATION
                            STATEMENT OF CALCULATION
                     OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in Millions, Except Ratios)





                         Three Months
                           March 31,         Years Ended December 31,
                        -------------  ------------------------------------
                         1994   1993    1993   1992    1991   1990    1989
                        ------ ------  ------ ------  ------ ------  ------
Earnings:
Income from Continuing
Operations before
Taxes                   $ 21.9  $18.8  $212.2 $170.6  $161.7 $(39.0) $146.8
Fixed Charges Excluding
Capitalized Interest      21.5   26.2   105.9  106.9   138.2  168.1   166.1
                        ------ ------  ------ ------  ------ ------  ------
Income as Adjusted      $ 43.4 $ 45.0  $318.1 $277.5  $299.9 $129.1  $312.9
                        ====== ======  ====== ======  ====== ======  ======

Fixed Charges:
Interest Expense        $ 19.0 $ 23.8  $ 96.2 $ 97.7  $128.6 $158.7  $156.2
Portion of Rents
Representative of
Interest Factor            2.5    2.4     9.7    9.2     9.6    9.4     9.9
                        ------ ------  ------ ------  ------ ------  ------
Fixed Charges Excluding
Capitalize Interest       21.5   26.2   105.9  106.9   138.2  168.1   166.1
Capitalized Interest       0.0    0.0     0.2    0.2     0.2    0.3     0.3
                        ------ ------  ------ ------  ------ ------  ------

Total Fixed Charges     $ 21.5 $ 26.2  $106.1 $107.1  $138.4 $168.4  $166.4
                        ====== ======  ====== ======  ====== ======  ======
Ratio of Earnings to
   Fixed Charges           2.0x   1.7x    3.0x   2.6x    2.2x   0.8x    1.9x
                        ====== ======  ====== ======  ====== ======  ======
                                                                (1)



(1) In 1990, the ratio of earnings to fixed charges was less than one to one coverage principally as a result of a $170 million restructuring charge. The dollar amount of fixed charge coverage deficiency in 1990 was $39.3 million. Excluding the restructuring charge, the ratio of earnings to fixed charges was 1.8 times in 1990.